EXHIBIT NO. 99.01

                                                       COMPANY'S FORM 10-K
                                                       December 31, 1989

                                                       Page 30

          Item 3.  LEGAL PROCEEDINGS

          Shareholder Litigation

               On August  29, 1988, the  Company entered into  an Agreement and Plan of Merger among the Company, Primerica Holdings [Primerica Holdings Inc.] and old Primerica [Primerica Corporation, a New Jersey corporation], providing for the merger of old Primerica into Primerica Holdings.

               In late 1988, fifteen purported class actions were filed in various jurisdictions, challenging certain aspects of the merger. The plaintiffs in the various cases were purportedly shareholders of old Primerica prior to the merger. They allege that, in connection with the merger, old Primerica and/or its officers or directors and/or former officers or directors committed fraud and breached fiduciary duties. Plaintiffs allege that the proxy statement by which the shareholders' votes on the merger were solicited contained representations which were materially misleading or failed to disclose material facts. Plaintiffs seek to rescind the transaction or in the alternative to recover compensatory damages. A motion brought in one of these cases to enjoin the merger was denied. The litigation is proceeding with the designated lead case in United States District Court, Eastern District of New York, under the caption Wallerstein, et al v. Primerica Corporation, et al.




























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                                                       COMPANY'S FORM 10-K
                                                       December 31, 1993

                                                       Page 65

          Item 3.  LEGAL PROCEEDINGS

          Shareholder Litigation

               For information concerning purported class actions challenging certain aspects of the 1988 merger of Primerica Corporation, a New Jersey corporation ("old Primerica") into Primerica Holdings, see the description contained in the third and fourth paragraphs of page 30 of the Company's filing on Form 10-K for the year ended December 31, 1989, which description is incorporated by reference herein. A copy of the pertinent paragraphs of such filing is included as an exhibit to this Form 10-K. Subsequent to that filing, other shareholder class actions relating to the same subject were commenced in Federal, New Jersey state, New York state and Connecticut state courts. All of these subsequent actions are currently stayed.